Issuer Free Writing Prospectus, dated March 9, 2011
Filed Pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement
dated March 9, 2011 and
Registration Statement No. 333-159040
Health Care REIT, Inc.
Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Title of Securities	3.625% Notes due 2016 (the “2016 Notes”)
5.250% Notes due 2022 (the “2022 Notes”)
6.500% Notes due 2041 (the “2041 Notes”)

Size:	2016 Notes: $400,000,000
2022 Notes: $600,000,000
2041 Notes: $400,000,000

Maturity:	2016 Notes: March 15, 2016
2022 Notes: January 15, 2022
2041 Notes: March 15, 2041

Coupon:	2016 Notes: 3.625% per year, accruing from March 14, 2011
2022 Notes: 5.250% per year, accruing from March 14, 2011
2041 Notes: 6.500% per year, accruing from March 14, 2011

Price to Public:	2016 Notes: 99.638%, plus accrued interest, if any
2022 Notes: 99.339%, plus accrued interest, if any
2041 Notes: 99.075%, plus accrued interest, if any

Yield to Maturity:	2016 Notes: 3.705%
2022 Notes: 5.332%
2041 Notes: 6.571%

Spread to Benchmark Treasury:	2016 Notes: + 155 basis points
2022 Notes: + 185 basis points
2041 Notes: + 195 basis points

Benchmark Treasury:	2016 Notes: 2.125% due February 29, 2016
2022 Notes: 3.625% due February 15, 2021
2041 Notes: 4.250% due November 15, 2040

Benchmark Treasury Yield:	2016 Notes: 2.155%
2022 Notes: 3.482%
2041 Notes: 4.621%

Interest Payment Dates:	2016 Notes: March 15 and September 15, commencing September 15, 2011
2022 Notes: January 15 and July 15, commencing July 15, 2011
2041 Notes: March 15 and September 15, commencing September 15, 2011

Make-whole call:	2016 Notes: + 25 basis points
2022 Notes: + 30 basis points
2041 Notes: + 35 basis points

Mandatory Redemption:	Redemption at 101% plus accrued interest if the Genesis acquisition is not consummated by August 28, 2011 (or November 28, 2011 if extended)

Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, UBS Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC

Co-Lead Manager:	KeyBanc Capital Markets Inc.

Trade Date:	March 9, 2011

Settlement Date:	T+3; March 14, 2011

CUSIP / ISIN:	2016 Notes: 42217K AV8 / US42217KAV89
2022 Notes: 42217K AW6 / US42217KAW62
2041 Notes: 42217K AX4 / US42217KAX46

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. / BBB- by Standard & Poor’s Ratings Services / BBB by Fitch Ratings Ltd.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212 834-4533, or UBS Securities LLC toll-free at 1-877-827-6444, extension 561-3884.